Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Aerie Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, (the “DGCL”) does hereby certify:

1. That the name of this corporation is Aerie Pharmaceuticals, Inc. (the “Corporation”), and that this corporation was originally incorporated pursuant to the DGCL on June 22, 2005, its Amended and Restated Certificate of Incorporation was filed on August 12, 2005, its Second Amended and Restated Certificate of Incorporation was filed on February 17, 2009 and a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was filed on December 14, 2009.

2. The text of the Third Amended and Restated Certificate of Incorporation is attached hereto as Exhibit A.

3. The Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware by the directors and stockholders of the Corporation.

4. This Third Amended and Restated Certificate of Incorporation will be effective upon filing.

Dated this the 23rd day of February, 2011.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Thomas J. van Haarlem
Thomas J. van Haarlem, President

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AERIE PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is Aerie Pharmaceuticals, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 78,672,909 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 63,672,909 shares, $0.001 par value per share, 2,000,000 of which are designated as “Series A-1 Preferred Stock”, 10,010,029 of which are designated as “Series A-2 Preferred Stock”, 23,266,976 of which are designated as “Series A-3 Preferred Stock,” 4,895,904 of which are designated as “Series A-4 Preferred Stock” and 23,500,000 of which are designated as “Series B Preferred Stock.”

Subject to such votes(s) as may otherwise be expressly required under Article V of this Restated Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number of shares required for the conversion of then outstanding Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series B Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean this corporation.

1.3 “Common Stock” shall mean the Common Stock, $0.001 par value, of the Corporation.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock). A Permitted Repurchase (defined below) is not a Distribution.

1.6 “Dividend Rate” shall mean Four Cents ($0.04) per share per annum for the Series A-1 Preferred Stock, Eight Cents ($0.08) per share per annum for the Series A-2 Preferred Stock and Series A-3 Preferred Stock, Eight and Eight-Tenths Cents ($0.088) per share per annum for the Series A-4 Preferred Stock and Eight and Eight-Tenths Cents ($0.088) per share per annum for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.7 “Original Issue Price” shall mean Fifty Cents ($0.50) per share for the Series A-1 Preferred Stock, One Dollar ($1.00) per share for the Series A-2 Preferred Stock and Series A-3 Preferred Stock, One Dollar and Ten Cents ($1.10) per share for the Series A-4 Preferred Stock and One Dollar and Ten Cents ($1.10) per share for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.8 “Outside Director” shall mean an individual (a) who is not at the relevant time of such person’s election as a director, and is not during such individual’s service as a director (i) employed by or a current consultant to the Corporation, or (ii) employed by or a current consultant to any investor in the Corporation, and (iii) does not control, whether by voting power or by written agreement, the Corporation or any investor in the Corporation, or (b) who, regardless of such individual’s status as such an employee, consultant or control person, nevertheless is designated as an Outside Director by the affirmative vote of all of the directors, other than such individual, then serving on the Board and attending such meeting, if such designation occurs in a meeting, or by unanimous written consent of all then authorized directors if such designation occurs simultaneously with such individual’s election to the Board.

1.9 “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

1.10 “Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock and the Series B Preferred Stock, collectively.

1.11 “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.001 par value per share, of the Corporation.

1.12 “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, $0.001 par value per share, of the Corporation.

1.13 “Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, $0.001 par value per share, of the Corporation.

1.14 “Series A-4 Preferred Stock” shall mean the Series A-4 Preferred Stock, $0.001 par value per share, of the Corporation.

1.15 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.

1.16 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series B Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock or the Series A-4 Preferred Stock in such calendar year. After payment of such dividends in each calendar year, the holders of the then outstanding Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the applicable annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). Payments of any dividends to the holders of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series A-4 Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare dividends on the Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any Liquidation Event (as defined below), the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1 Liquidation Preference of Series B Preferred Stock. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A-4 Preferred Stock, Series A-3 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for the Series B Preferred Stock plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata, on an equal priority, pari passu basis.

3.2 Liquidation Preference of Series A-4 Preferred Stock. After the payment of the preferential amounts specified in Section 3.1 to the holders of the Series B Preferred Stock, the holders of each share of Series A-4 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A-3 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for the Series A-4 Preferred Stock plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets remaining after payment to the Series B Preferred Stock pursuant to Section 3.1 shall be insufficient to permit the payment to holders of the Series A-4 Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-4 Preferred Stock pro rata, on an equal priority, pari passu basis.

3.3 Liquidation Preferences of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock. After the payment of the preferential amounts specified in Section 3.1 to the holders of the Series B Preferred Stock and the payment of the preferential amounts specified in Section 3.2 to the holders of the Series A-4 Preferred Stock, the holders of each share of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock then outstanding shall be entitled to be paid, out of the remaining Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets remaining after payment to the Series B Preferred Stock pursuant to Section 3.1 and the payment to the Series A-4 Preferred Stock pursuant to Section 3.2 shall be insufficient to permit the payment to holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock pro rata, on an equal priority, pari passu basis.

3.4 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Section 3.1, Section 3.2 and Section 3.3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock held by such holders (assuming full conversion of all such Preferred Stock) until, with respect to each series of Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below) plus all declared but unpaid dividends thereon; thereafter, if there are any Available Funds and Assets remaining, the holders of Common Stock shall receive all of the remaining Available Funds and Assets pro rata based on the number of shares of Common Stock held by each. For purposes of Article V of this Restated Certificate of Incorporation, “Participation Cap” shall mean $1.50 for the

Series A-1 Preferred Stock, $3.00 for the Series A-2 Preferred Stock, $3.00 for the Series A-3 Preferred Stock, $3.30 for the Series A-4 Preferred Stock and $3.30 for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock), which includes amounts paid pursuant to Section 3.1, Section 3.2 and Section 3.3.

3.5 Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement with respect to such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 after taking into account the previous payment of the Initial Consideration and the previous payment of any additional consideration as part of the same transaction.

3.6 Deemed Conversion. Notwithstanding the above, for purposes of determining the amount of consideration each Series of Preferred Stock is entitled to receive with respect to a Liquidation Event, including for each initial, contingent or escrow payment described in Section 3.5 above (each such payment being herein referred to as a “Distribution”), each Series of Preferred Stock shall be entitled to receive proceeds from such Distribution pursuant to this Section 3 until the aggregate consideration such Series would receive under this Section 3 is less than the aggregate consideration such series would have received had such series been converted to Common Stock immediately prior to the Liquidation Event, at which point such Series will automatically be deemed to have converted to Common Stock immediately prior to the Liquidation Event and all further consideration for such Series will be calculated on an as-converted to Common Stock basis. For clarity, holders of shares of Preferred Stock shall not be required to elect whether to convert or not convert their shares at the time of any Distribution.

3.7 Liquidation Events. Each of the following transactions shall be deemed to be a “Liquidation Event”: (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) the consummation of a merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except, in either case, a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (iv) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Corporation’s assets. The treatment of any particular transaction or series of related transactions as a liquidation, dissolution or winding up of the Corporation may be waived by the vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis).

3.8 Effecting a Liquidation Event. The Corporation shall not have the power to effect a Liquidation Event referred to in Section 3.7(ii) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1, 3.2 and 3.3.

3.9 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq Global Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Voting Rights.

4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3 General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.4 Board Size. The authorized number of directors of the Corporation’s Board shall be seven (7).

4.5 Board of Directors Election and Removal.

(a) Election of Directors. So long as any shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock or Series A-4 Preferred Stock remain outstanding, the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect three (3) directors of the Corporation (the “Series A Preferred Nominees”). So long as any shares of Series B

Preferred Stock remain outstanding, the holders of the Series B Preferred Stock, voting together as a separate series, shall be entitled to elect one (1) director of the Corporation (the “Series B Preferred Nominee” and, together with the Series A Preferred Nominees, the “Preferred Nominees”). The holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of the Preferred Stock and the Common Stock, voting together as a single class on an as converted to Common Stock basis shall be entitled to elect the remaining directors of the Corporation, provided that each such director will be an Outside Director.

(b) Quorum; Required Vote.

(i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of holders of a majority of the voting power of all the then-outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock shall constitute a quorum for the election of the directors to be elected by the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock, (B) of holders of a majority of the voting power of all the then-outstanding shares of Series B Preferred Stock shall constitute a quorum for the election of the directors to be elected by the holders of the Series B Preferred Stock, (C) of holders of a majority of the shares of the Common Stock then outstanding shall constitute a quorum for the election of directors to be elected by the holders of the Common Stock, and (D) of holders of a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

(ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified class, classes or series of stock given the right to elect such director or directors pursuant to subsection 4.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.

(c) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), (ii) the required vote of holders of the shares of such Specified Stock specified in subsection 4.5(b)(ii) above that are entitled to elect such director, or (iii) as otherwise permitted by applicable law.

(d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in subsection 4.5(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.5(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.5, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

4.6 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification or Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall as soon as practicable thereafter issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, (which underwritten offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(c) In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 7, the right of the shares designated for redemption to convert into Common Stock shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case such right for such shares shall continue until such price is paid in full.

5.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation (an “IPO”) in which the aggregate public offering price equals or exceeds Fifty Million Dollars ($50,000,000) and the per share public offering price equals or exceeds an amount that is three (3) times the Original Issue Price (before deduction of underwriters’ discounts and commissions) for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like); or (ii) immediately prior to the closing of an IPO that does not meet the aggregate public offering price or per share public offering price requirements set forth in Section 5.2(a) if the Corporation receives the written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis) to the conversion of all then outstanding Preferred Stock under this Section 5.

(b) Upon the occurrence of any event specified in subparagraph 5.2(a) (i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. As soon as practicable thereafter, there shall be issued and delivered to such holder at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for each such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Filing Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have been entitled to receive had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms; provided, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Filing Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (subject to Section 3.7), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion of the Preferred Stock immediately prior to such reorganization, merger or consolidation would have been entitled to receive on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 6 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5.7.

5.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Filing Date the Corporation issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5, a recapitalization, reclassification or other change as provided in subsection 5.6, or a reorganization, merger or consolidation as provided in subsection 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) shares of Common Stock issued upon conversion of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock or the Series B Preferred Stock;

(B) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board, including in such Board approval the affirmative vote of at least two of the Preferred Nominees;

(C) shares of the Corporation’s Common Stock or Preferred Stock (and/or options or warrants therefore) issued to parties that are (i) strategic partners investing primarily in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board, including in such Board approval the affirmative vote of at least two of the Preferred Nominees;

(D) shares of the Corporation’s Common Stock or Preferred Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Board;

(F) shares of Common Stock issued pursuant to a transaction described in Sections 5.4, 5.5 or 5.6 hereof;

(G) shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock are converted to Common Stock; and

(H) any shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are expressly approved by the vote of the holders of at least sixty-five percent (65%) of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis, as being excluded from the definition of “Additional Shares of Common Stock” under this subparagraph 5.8(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, but excluding any amounts paid or payable for accrued interest; (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and

(vi) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 5.8 then, upon the final such issuance, the Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.10 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

5.11 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.12 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon the close of business on the date of such surrender, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.11. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.13 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price for a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

5.14 Notices. Any notice required by the provisions of this Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.15 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6. Restrictions and Limitations.

6.1 Preferred Stock Protective Provisions. So long as at least 3,000,000 shares of the Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), the Corporation shall not, without the approval, by vote or written consent, of the holders of at least sixty-five percent (65%) of the Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis, take any of the following actions, whether by way of merger, consolidation, reorganization, amendment of charter documents, or otherwise:

(1) consummate a Liquidation Event;

(2) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(3) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $2,000,000 (other than equipment leases or bank lines of credit which have received the prior approval of the Board);

(4) authorize or issue any class or series of equity securities senior to or on parity with any series of the Preferred Stock as to dividend rights, voting rights, redemption rights, liquidation preference and other statutory (as opposed to contract) rights;

(5) guarantee, endorse or otherwise become directly or contingently liable for any indebtedness of any other person, firm or other entity;

(6) increase or decrease the authorized number of directors of the Corporation’s Board;

(7) take any action that would limit or alter the rights, preferences or privileges of any series of the Preferred Stock;

(8) amend or modify the Company’s existing equity incentive plans or adopt any new stock option plan, employee stock ownership plan or other equity incentive plan;

(9) pay any dividends or distributions on the capital stock of the Corporation; or

(10) acquire any other entity, or enter into any strategic alliances, technology licensing arrangements or other corporate partnering relationships outside the ordinary course of business.

6.2 Series B Preferred Stock Protective Provisions. So long as at least 3,000,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), the Corporation shall not, without the approval, by vote or written consent, of the holders of at least sixty-five percent (65%) of the Series B Preferred Stock then outstanding, voting separately as a series, take any of the following actions, whether by way of merger, consolidation, reorganization, amendment of charter documents, or otherwise:

(1) take any action that would limit or alter the rights, preferences or privileges of the Series B Preferred Stock;

(2) increase or decrease the authorized number of shares of Series B Preferred Stock; or

(3) reclassify the Series B Preferred Stock or reclassify any existing security of the Corporation that is junior to the Series B Preferred Stock if such reclassification would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any right, preference or privilege.

For the avoidance of doubt, none of the following actions shall in and of themselves be deemed to limit or alter the rights, preferences or privileges of the Series B Preferred Stock under subsections (1) or (3) of this Section 6.2 above or otherwise trigger a separate vote of the Series B Preferred Stock: (A) an amendment to this Restated Certificate of Incorporation to increase the number of shares of Common Stock or Preferred Stock (but not the Series B Preferred Stock), and (B) an amendment to this Restated Certificate of Incorporation to authorize or create any new equity securities having rights, preferences or privileges senior to all Preferred Stock, junior to all Preferred Stock or pari passu with the Series B Preferred Stock with respect to dividends, redemption or payments upon liquidation.

7. Redemption.

7.1 Mandatory Redemption of Preferred Stock. On or after August 17, 2015, upon election in writing of at least sixty-five percent (65%) of the outstanding shares of Preferred Stock (collectively, the “Redeemable Preferred”), voting together as a single class, the Redeemable Preferred may require the Corporation to redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the Redeemable Preferred in three equal annual installments, commencing sixty (60) days after receipt by the Corporation of written notice of such election of the Redeemable Preferred (the date of each installment shall be referred to herein as a “Redemption Date,” the first of which is referred to herein as the “Initial Redemption Date”). On each Redemption Date, the Corporation shall redeem thirty-three and one third percent (33 1/3%) of the total Preferred Stock being redeemed, rounded downward to the nearest whole share for the first two such Redemption Dates, and for the balance of the Preferred Stock in the third Redemption Date. The second and third Redemption Dates will be twelve (12) months and twenty-four (24) months, respectively, after the Initial Redemption Date. The Corporation will effect such redemptions by paying in cash in exchange for each series of Preferred Stock the Original Issue Price of each such relevant series, in cluding declared but unpaid dividends on such series (for each series, the “Redemption Price”). The Corporation shall effect such redemption out of funds that are, or through the reasonable efforts of the Corporation can be made, legally available for such purposes, in priority to any other scheduled or pending redemption or distribution.

7.2 Notice of Redemption. At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage paid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Redeemable Preferred to be redeemed at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Prices, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 7.3, on or after the Redemption Date, each holder of Redeemable Preferred to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Prices of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares as soon as practicable thereafter.

7.3 Rights of Redeemable Preferred. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Prices, all rights of the holders of shares of Redeemable Preferred designated for redemption in the Redemption Notice as holders of Redeemable Preferred (except the right to receive the Redemption Prices without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for the redemption of shares of Redeemable Preferred on any Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares on a pro rata basis among the holders of such shares to be redeemed based on their holdings of Redeemable Preferred. The shares of Redeemable Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

7.4 Deposit of Funds. On or prior to each Redemption Date, the Corporation shall deposit the cash payable on all shares of Redeemable Preferred designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Prices for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section 7.3 above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Original Issue Price of the shares plus any declared but unpaid dividends, without interest, upon surrender of their certificates therefor and the right to convert such shares as provided in Section 5. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this section for the redemption of shares thereafter converted into shares of the Corporations’ Common Stock pursuant to Section 5 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this section remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7.5 Conversion of Redeemable Preferred. The Redeemable Preferred shall be convertible into Common Stock at the option of each holder at any time prior to the Initial Redemption Date in accordance with Article V, Section 5, of this Restated Certificate of Incorporation. Any Redeemable Preferred so converted into Common Stock shall be treated for all purposes as Common Stock and the holders thereof shall have no rights as holders of Preferred Stock after such conversion.

8. Miscellaneous.

8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of any series of Preferred Stock following the redemption of such series.

8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article VIII, Section 3, the corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the corporation’s Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the corporation’s Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the corporation’s Board of Directors.

5. Advancement of Expenses of Employees and Agents. The corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the corporation’s Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The corporation’s Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the corporation under the provisions of this Article VIII.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE IX

The corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the corporation who is not an employee of the corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the corporation.

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation

Aerie Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on June 22, 2005.

SECOND: The name of the corporation is Aerie Pharmaceuticals, Inc.

THIRD: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended in the following respects:

A. By deleting the text of the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation in its entirety and substituting the following therefor:

“This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 100,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 82,672,909 shares, $0.001 par value per share, 2,000,000 of which are designated as “Series A-1 Preferred Stock”, 10,010,029 of which are designated as “Series A-2 Preferred Stock”, 22,479,476 of which are designated as “Series A-3 Preferred Stock,” 5,683,404 of which are designated as “Series A-4 Preferred Stock, and 42,500,000 of which are designated as “Series B Preferred Stock.””

B. By amending Article V, Section 5 of the Third Amended and Restated Certificate of Incorporation to add a new Section 5.16 to read as follows

“5.16 Special Mandatory Conversion upon Debt Financing.

(a) Special Mandatory Conversion. Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, in connection with the Corporation’s next Debt Financing (as defined below) in which the Corporation sells convertible debt securities in aggregate principal amount of at least Five Hundred Thousand Dollars ($500,000.00) (the “Notes”), and any holder of at least [2,000,000] shares (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, reorganizations, combinations and the like) of the Preferred Stock or any other holder of Preferred Stock that purchases Notes in the initial closing of such Debt Financing (the “Required Holders”) (or, in the case of any Required Holder, its Affiliates (as defined below), designees or successor funds) fails to do any of the following:

(i) purchase at least twenty percent (20%) of such Required Holder’s Pro Rata Share (as defined below) (subject to rounding) of the Notes being issued and sold in such Debt Financing prior to the earliest to occur of: (i) the day immediately prior to the actual dissolution, liquidation or winding up of the Corporation; (ii) the day immediately prior to a Liquidation Event; or (iii) within fourteen (14) days of the initial closing (the “First Closing”) of such Debt Financing (the “Offering Period”);

(ii) enter into an agreement during the Offering Period with the Corporation to purchase at least eighty percent (80%) of such Required Holder’s Pro Rata Share (subject to rounding) of the Notes being issued and sold in such Debt Financing in subsequent closings pursuant to the terms and conditions of such agreement with the Corporation (each, a “Subsequent Closing, and, collectively, the “Subsequent Closings”);

(iii) purchase, on or before the date of the first Subsequent Closing (to the extent such first Subsequent Closing is actually consummated upon a request of the Board pursuant to the terms of the agreement governing the sale and purchase of the Notes), at least the lesser of (i) an additional twenty percent (20%) of such Required Holder’s Pro Rata Share (subject to rounding) of the Notes being issued and sold in such Debt Financing and (ii) such Required Holder’s Pro Rata Share (subject to rounding) of the aggregate principal amount of the Notes being issued and sold in such first Subsequent Closing;

(iv) purchase, on or before the date of the second Subsequent Closing (to the extent such second Subsequent Closing is actually consummated upon a request of the Board pursuant to the terms of the agreement governing the sale and purchase of the Notes), at least the lesser of (i) an additional thirty percent (30%) of such Required Holder’s Pro Rata Share (subject to rounding) of the Notes being issued and sold in such Debt Financing and (ii) such Required Holder’s Pro Rata Share (subject to rounding) of the aggregate principal amount of the Notes being issued and sold in such second Subsequent Closing; or

(v) purchase, on or before the date of the third Subsequent Closing (to the extent such third Subsequent Closing is actually consummated upon a request of the Board pursuant to the terms of the agreement governing the sale and purchase of the Notes), at least the lesser of (i) an additional thirty percent (30%) of such Required Holder’s Pro Rata Share (subject to rounding) of the Notes being issued and sold in such Debt Financing and (ii) such Required Holder’s Pro Rata Share (subject to rounding) of the aggregate principal amount of the Notes being issued and sold in such third Subsequent Closing;

then, in such case, effective immediately following the failure of such Required Holder to comply with the provisions of subsections (i), (ii), (iii), (iv) or (v) above, all of such Required Holder’s shares of Common Stock and Preferred Stock shall automatically and without further action on the part of the Corporation or such Required

Holder be converted into shares of Common Stock with each two shares of capital stock being converted into one share of Common Stock, and any shares of Common Stock or Preferred Stock issued or issuable to such Required Holder thereafter upon conversion of any Convertible Securities or exercise of any Options or Rights shall, upon such issuance, immediately, automatically and without further action on the part of the Corporation or the Required Holder, be converted into shares of Common Stock with each two shares of capital stock being converted into one share of Common Stock.

(b) Cancellation. Upon conversion pursuant to this Section 5.16, the shares of Preferred Stock so converted shall be canceled and not subject to reissuance.

(c) Definitions. For purposes of this Section 5.16, the following definitions shall apply:

(i) “Affiliate” shall mean, with respect to any person or entity, a person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first person or entity, including, without limitation, any general partner, managing member, officer or director of such person or entity or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member or shareholder thereof) with, such person or entity;

(ii) “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(iii) “Debt Financing” shall mean the sale of convertible debt securities at any time after December 1, 2012 by the Corporation to investors in a bridge financing transaction;

(iv) “Pro Rata Share” for the purposes of a Required Holder, aggregated with all Affiliates, shall be equal to that aggregate dollar amount determined by multiplying (I) the Target Amount (as defined below) by (II) a fraction, (x) the numerator of which shall equal the aggregate number of shares of Preferred Stock actually held by such Required Holder, aggregated with all Affiliates, and calculated on an as converted into Common Stock basis, and (y) the denominator of which shall equal the aggregate number of shares of Preferred Stock actually held by all Required Holders, aggregated with all Affiliates, and calculated on an as converted into Common Stock basis, in each case as of the date of the First Closing;

(v) “Target Amount” shall mean, (i) with respect to the aggregate principal amount of the Notes being issued and sold in the Debt Financing, Fifteen Million Dollars ($15,000,000), and (ii) with respect to any particular Subsequent Closing, the aggregate principal amount of the Notes being issued and sold in such Subsequent Closing.

(d) Aggregation. For the purposes of determining whether a Required Holder (together with its Affiliates, designees or successor funds, as the case may be) has purchased its Pro Rata Share, (x) the aggregate amount of the face value of all such convertible debt securities purchased in the Debt Financing by such Required Holder and all Affiliates, designees or successor funds of such Required Holder will be aggregated, and (y) the Pro Rata Share of such Required Holder and all Affiliates of such Required Holder will be aggregated. Such determination shall also take into account any rounding done in connection with such calculations and the amount of Notes actually purchased, such that such rounding shall not result in a Required Holder being deemed not to have purchased its Pro Rata Share.

(e) Stock Certificates. Upon request, the holder of any shares of Common Stock or Preferred Stock that are converted into shares of Common Stock pursuant to this Section 5.16 shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for such share of Common Stock or Preferred Stock, as the case may be, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person or entity in whose name the certificate for such shares of Common Stock is to be issued shall be deemed to have become a stockholder on the effective date of the conversion pursuant to this Section 5.16, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Notwithstanding the foregoing, the failure of a holder of shares of Common Stock or Preferred Stock that are converted into shares of Common Stock pursuant to this Section 5.16 to deliver the certificate or certificates representing the shares so converted shall have no effect on the conversion effected pursuant hereto.”

FOURTH: The foregoing amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, Aerie Pharmaceuticals, Inc. has caused this Certificate to be signed by its Chief Executive Officer on this 7th day of December, 2012.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Thomas J. van Haarlem
Thomas J. van Haarlem, M.D. Chief Executive Officer

SECOND CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation

Aerie Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on June 22, 2005 and was previously amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on December 7, 2012.

SECOND: The name of the corporation is Aerie Pharmaceuticals, Inc.

THIRD: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended by deleting Section 4.4 in its entirety and substituting the following therefor:

“Board Size. The authorized number of directors of the Corporation’s Board shall be eight (8).”

FOURTH: The foregoing amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, Aerie Pharmaceuticals, Inc. has caused this Second Certificate of Amendment to be signed by its Chief Executive Officer on this 28th day of March, 2013.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Thomas J. van Haarlem
Thomas J. van Haarlem, M.D. Chief Executive Officer

THIRD CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation

Aerie Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2011 and was previously amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on December 7, 2012 and was further amended by that certain Second Certificate of Amendment filed with the Secretary of State of Delaware on March 28, 2013.

FIRST: The name of the corporation is Aerie Pharmaceuticals, Inc.

SECOND: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended in the following respects:

A. By deleting the text of the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation in its entirety and substituting the following therefor:

“This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 110,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 90,172,909 shares, $0.001 par value per share, 2,000,000 of which are designated as “Series A-1 Preferred Stock”, 10,010,029 of which are designated as “Series A-2 Preferred Stock”, 22,479,476 of which are designated as “Series A-3 Preferred Stock”, 5,683,404 of which are designated as “Series A-4 Preferred Stock”, and 50,000,000 of which are designated as “Series B Preferred Stock.””

B. By deleting $15,000,000 in the definition of “Target Amount” set forth in Article IV, Section 5.16(c)(v) of the Third Amended and Restated Certificate of Incorporation and replacing it with $18,000,000.

THIRD: The foregoing amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, Aerie Pharmaceuticals, Inc. has caused this Third Certificate of Amendment to be signed by its Chief Executive Officer on this 9th day of August, 2013.

AERIE PHARMACEUTICALS, INC.

/s/ Vicente Anido Jr.
Vicente Anido Jr.
Chairman and CEO

FOURTH CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation

Aerie Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2011, was previously amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on December 7, 2012, was further amended by that certain Second Certificate of Amendment filed with the Secretary of State of Delaware on March 28, 2013 and was further amended by that certain Third Certificate of Amendment filed with the Secretary of State of Delaware on August 9, 2013.

FIRST: The name of the corporation is Aerie Pharmaceuticals, Inc.

SECOND: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended in the following respects:

By deleting the text of Article V, Section 4.4 of the Third Amended and Restated Certificate of Incorporation in its entirety and substituting the following therefor:

“Board Size. The authorized number of directors of the Corporation’s Board shall be nine (9).”

THIRD: The foregoing amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, Aerie Pharmaceuticals, Inc. has caused this Fourth Certificate of Amendment to be signed by its Chief Executive Officer on this 5th day of September, 2013.

AERIE PHARMACEUTICALS, INC.

/s/ Vicente Anido, Jr.
Vicente Anido, Jr.
Chairman and CEO

FIFTH CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation

Aerie Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2011, was previously amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on December 7, 2012, was further amended by that certain Second Certificate of Amendment filed with the Secretary of State of Delaware on March 28, 2013 was further amended by that certain Third Certificate of Amendment filed with the Secretary of State of Delaware on August 9, 2013 and was further amended by that certain Fourth Certificate of Amendment filed with the Secretary of State of Delaware on September 9, 2013.

FIRST: The name of the corporation is Aerie Pharmaceuticals, Inc.

SECOND: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended in the following respect:

By deleting the text of the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation in its entirety and substituting the following therefor:

“This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 110,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 85,172,909 shares, $0.001 par value per share, 2,000,000 of which are designated as “Series A-1 Preferred Stock”, 10,010,029 of which are designated as “Series A-2 Preferred Stock”, 22,479,476 of which are designated as “Series A-3 Preferred Stock”, 5,683,404 of which are designated as “Series A-4 Preferred Stock”, and 45,000,000 of which are designated as “Series B Preferred Stock.””

THIRD: The foregoing amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, Aerie Pharmaceuticals, Inc. has caused this Fifth Certificate of Amendment to be signed by its Chief Executive Officer on this 16th day of September, 2013.

AERIE PHARMACEUTICALS, INC.

/s/ Vicente Anido, Jr.
Vicente Anido, Jr.
Chairman and CEO

CERTIFICATE OF CORRECTION

OF FIFTH CERTIFICATE OF AMENDMENT OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF AERIE PHARMACEUTICALS, INC.

Aerie Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	The name of the corporation is Aerie Pharmaceuticals, Inc. (the “Corporation”).

2.	The Fifth Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed by the Secretary of State of Delaware on September 16, 2013 (the “Charter Amendment”) requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of the Charter Amendment to be corrected pertains to the stated number of authorized shares of Preferred Stock and the stated number of authorized shares of Series B Preferred Stock, which were incorrect due to clerical error.

4.	With respect to the foregoing inaccuracies and defects, the Charter Amendment is hereby corrected in the following manner:

Paragraph SECOND of the Charter of Amendment is hereby deleted in its entirety and replaced with the following:

“SECOND: The Third Amended and Restated Certificate of Incorporation of the corporation is hereby amended in the following respect:

By deleting the text of the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation in its entirety and substituting the following therefor:

“This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 110,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 87,872,909 shares, $0.001 par value per share, 2,000,000 of which are designated as “Series A-1 Preferred Stock”, 10,010,029 of which are designated as “Series A-2 Preferred Stock”, 22,479,476 of which are designated as “Series A-3 Preferred Stock”, 5,683,404 of which are designated as “Series A-4 Preferred Stock”, and 47,700,000 of which are designated as “Series B Preferred Stock.””

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on September 16, 2013.

AERIE PHARMACEUTICALS, INC.

/s/ William N. Wofford
William N. Wofford
Secretary